EXECUTIO VERSION

THE BANK OF TOKYO-MITSUBISHI-UFJ, LTD.
New York Branch
1251 Avenue of the Americas
New York, NY 10020-1104

August 30, 2017

Pitney Bowes Inc.
3001 Summer Street
Stamford, Connecticut 06926-0700

Attention: Debbie D. Salce, Vice President & Treasurer

Re: Term Loan Facility

Ladies and Gentlemen:

THE BANK OF TOKYO-MITSUBISHI-UFJ, LTD. (the "Lender"), is pleased to make available to PITNEY BOWES INC., a Delaware corporation (the "Borrower"), a term loan on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1. **The Facility.**

(a) **The Commitment.** Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower in one drawdown no later than two calendar weeks after the Closing Date a term loan (the "Loan") in a principal amount not exceeding $150,000,000 (the "Commitment"), after which time the Commitment shall terminate. Once repaid or prepaid, the Loan may not be reborrowed.

(b) **Borrowings, Conversions, Continuations.** The Borrower shall request the initial advance on the Loan in the form of Exhibit B attached hereto. The Borrower may request that all or a portion of the Loan be made or from time to time continued as Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 1:00 p.m. three Business Days prior to the Business Day of the borrowing or continuation. If the Borrower requests that all or a portion of the Loan be continued as a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.

Each Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. There shall not be more than three different Interest Periods in effect at any time.

(c) **Interest.** The Loan shall bear interest at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan on the last day of the applicable Interest Period and (ii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of the Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable, the interest rate otherwise payable hereunder shall be increased (after as well as before judgment) by a rate per annum equal to 2%, and the Loan shall be converted to, and thereafter remain, a Base Rate Loan, on the last day of the then applicable Interest Period. Furthermore, while any nonpayment Event of Default exists, interest rate otherwise payable hereunder shall be increased (after as well as before judgment) by a rate per annum equal to 2% upon notice by the Lender, and the Loan shall be converted to, and thereafter remain, a Base Rate Loan, on the last day of the then applicable Interest Period. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d) **Evidence of Loan.** The Loan and all payments thereon shall be evidenced by the Lender's loan accounts and records. Such loan accounts and records shall be conclusive absent manifest error of the amount of the Loan and payments thereon. Any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

(e) **Repayments.** The Borrower promises to pay the Loan, all accrued interest thereon, and any other amounts due to the Lender hereunder, on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 1:00 p.m. on the date of payment in same day funds in Dollars at the office of the Lender from time to time specified by the Lender in writing.

(f) **Prepayments.** The Borrower may, upon three Business Days' notice prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs

(if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be in a principal amount of $1,000,000 or a whole multiple of $100,000 excess thereof or, if less, the entire principal amount thereof then outstanding. Once prepaid, no portion of the Loan may be reborrowed.

(g) **Extension of Maturity Date**. The Borrower may, by written notice delivered to the Lender not less than 30 days and not more than 180 days prior to August 29, 2018, request a one (1) year extension of the maturity date then in effect (the "Existing Maturity Date") to be effective on the Existing Maturity Date (the "Extension Effective Date"); provided that (i) no Default shall have occurred and be continuing on the Extension Effective Date, and (ii) the representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on the Extension Effective Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

2. **Conditions Precedent.**

(a) **Conditions Precedent to Loan.** As conditions precedent to the effectiveness of this Agreement, (i) the Lender must receive from the Borrower a non-refundable upfront fee equal to 0.075% of the amount of the Commitment and (ii) the following documents from the Borrower in form satisfactory to the Lender:

(1) the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

(2) a certified borrowing resolution or other evidence of the Borrower's authority to borrow;

(3) certificates of incumbency for the Borrower;

(4) articles of incorporation, by-laws, and a current good standing certificate (or equivalent documents) of the Borrower;

(5) opinion of counsel to the Borrower in form and satisfactory to the Borrower;

(6) such other documents and certificates as the Lender may reasonably request.

(b) **Conditions to Borrowing.** As a condition precedent to the borrowing of the Loan:

(i) The Borrower must furnish the Lender with a notice of borrowing;

(ii) all representations and warranties of the Borrower contained in Paragraph 3 below and in any other Loan Documents shall be true and correct in all material respects as though made on the date of such borrowing; and

(iii) no Default shall have occurred and be continuing on the date of such borrowing.

The notice of borrowing shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3. **Representations and Warranties.** The Borrower represents and warrants that:

(a) **Authorization; Enforceable Obligations; No Contravention.** The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower's charter or bylaws and will not result in the breach of or constitute a default under, or result in the creation of a lien or require a payment to be made under any material indenture, agreement or undertaking to which the Borrower is a party or by which it or its material property may be bound or affected except where such breach, default, lien or payment would not individually or in the aggregate have a Material Adverse Effect.

(b) **Financial Statements; No Material Adverse Effect.** The audited consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries as of December 31, 2016, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of such date in accordance with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no material adverse change in the consolidated financial condition, operations or business taken as a whole of the Borrower and its Subsidiaries.

(c) **No Default.** No Default has occurred and is continuing.

(d) **Representations in Incorporated Agreement.** The representations and warranties set forth in Section 7 of the Incorporated Agreement (except for any such representation and warranty which is not required to be true and complete as

of the date of any extension of credit under the Incorporated Agreement after the effective date thereof) are hereby incorporated by reference, *mutatis mutandis* into this Agreement as if set forth herein in their entirety, and are true and correct in all material respects as though made on and as of the Closing Date hereof and as of date of borrowing of the Loan pursuant to Paragraph 2(b)(ii) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(e) **Full Disclosure.** All written information furnished by or on behalf of the Borrower in connection with the Loan Documents, when taken as a whole, does not contain any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4. **Covenants.**

(a) **Incorporation by Reference of Certain Terms and Conditions.** So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied or the Commitment has not been terminated, the Borrower (and, in the case of the terms and conditions referred to in clause (5) below of this Section, the Lender) shall comply with the following terms and conditions of the Incorporated Agreement (in addition to other terms and conditions of the Incorporated Agreement incorporated by reference elsewhere in this Agreement):

(1) Section 5.05 (Taxes) of the Incorporated Agreement;

(2) all the covenants and agreements applicable to it contained in Section 8 (Covenants) of the Incorporated Agreement;

(3) Section 11.02 (Notices) of the Incorporated Agreement (provided that the contacts provided for pursuant to Section 11.02 of the Incorporated Agreement are deemed omitted and such contacts shall be as designated by the Lender and Borrower from time to time hereunder);

(4) The second paragraph of Section 11.03 (Expenses, Etc.) of the Incorporated Agreement; and

(5) Section 11.12 (Confidentiality) of the Incorporated Agreement;

The incorporated terms and conditions referred to in the preceding clauses and elsewhere in this Agreement (including all exhibits, schedules and defined terms

referred to therein) are hereby incorporated herein by reference as if set forth in full herein in their entirety with appropriate substitutions, including the following:

(i) all references to "this Agreement" and "Loan Documents" shall be deemed to be references to this Agreement and the Loan Documents, respectively;

(ii) all references to the "Company" and "Borrowers" shall be deemed to be references to the Borrower hereunder;

(iii) all references to "the Administrative Agent", "the Lenders" and the "Majority Lenders" shall be deemed to be references to the Lender;

(iv) all references to "Default" and "Event of Default" shall be deemed to be references to a Default and an Event of Default, respectively; and

(v) all references to "Loans" shall be deemed to be references to the Loan.

All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Any financial statements, certificates or other documents received by the Lender under the Incorporated Agreement shall be deemed delivered hereunder.

5. **Events of Default.** The following are "Events of Default:"

(a) The Borrower fails to pay any principal of the Loan as and on the date when due; or

(b) The Borrower fails to pay any interest on the Loan, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

(c) The Borrower fails to comply with any covenant or agreement contained herein, subject to any applicable grace period and/or notice requirement set forth in the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender's giving the applicable notice to the Borrower hereunder); or

(d) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(e) Any "Event of Default" specified in Section 9 of the Incorporated Agreement occurs and is continuing, it being agreed that each such "Event of Default" shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender (i) may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare the Loan any other sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, if an Event of Default occurs under clause (f) or (g) of Section 9 of the Incorporated Agreement with respect to the Borrower, then the Commitment shall automatically and immediately terminate and the obligation of the Lender to make the Loan hereunder shall cease, and the unpaid principal amount of and any accrued interest on all of the Loan shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and (ii) may pursue any and all other rights and/or remedies that it may have at law or in equity.

6. **Miscellaneous.**

(a) Unless the context otherwise clearly requires, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b) All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of New York City.

(c) If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender's obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(d) The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital or liquidity adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(e) The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

(f) No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time assign all or any part of its rights and obligations hereunder to any other Person, other than a natural person or entity maintained solely for the benefit of an individual, natural person and the immediately family members thereof, with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists and is continuing. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(h) The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with the preparation, negotiation, execution and delivery, and enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(i) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid

provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(k) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l) THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m) The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the "<u>Act</u>"), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable

"know your customer" and anti-money laundering rules and regulations, including the Act.

(n) **THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.**

(o) The Lender may sell or agree to sell to one or more other Persons, other than a natural person or any entity maintained solely for the benefit of an individual natural person and the immediately family members thereof (other than natural persons) (each a "Participant") a participation in all or a portion of its rights and obligations under this Agreement, without notice to or consent of the Borrower; provided that such Participant shall not have any rights or obligations under this Agreement (the Participant's rights against the Lender in respect of such participation to be those set forth in the agreements executed by the Lender in favor of the Participant). All amounts payable by the Borrower to the Lender hereunder shall be determined as if the Lender had not sold or agreed to sell any participations. In no event shall the Lender agree with a Participant to take or refrain from taking any action hereunder except that the Lender may agree with a Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the maturity or other scheduled repayment of the Loan, (ii) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee hereunder payable to the Participant or any interest thereon, (iii) reduce the amount of any such payment of principal or any interest thereon, or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee. The Borrower agrees that each Participant shall be entitled to the benefits of Clause 4(a)(1) hereof, Breakage Costs (if any), and Clause 6(d) hereof, in each case to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (g) of this Section 6; provided that a Participant (i) shall not be entitled to receive any greater payment under Clause 4(a)(1) hereof, Breakage Costs (if any) or Clause 6(d) hereof, than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent, and (ii) shall not be entitled to the benefits under Clause 4(a)(1) hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.05(e) and (f) of the Incorporated Agreement as though it were a Bank (as defined in the Incorporated Agreement). If the Lender shall sell participations pursuant to this paragraph, the Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and

terms of its participations sold hereunder (a "Participant Register"); provided that the Lender shall not have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant's interest in the Loan) to any Person, except to the extent that such disclosure is necessary to establish that the Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(p) In addition to the assignments and participations permitted under the foregoing provisions of this Section 6, the Lender may (without notice to or consent of the Borrower) (i) assign and pledge all or any portion of its rights under this Agreement to secure obligations of the Lender, including, without limitation, to assign or pledge to secure obligations to any Federal Reserve Bank or any central bank having jurisdiction over the Lender. No such assignment shall release the Lender from its obligations hereunder.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than August 30, 2017.

THE BANK OF TOKYO-MITSUBISHI-UFJ, LTD.

By:
Name: Thomas Fennessey
Title: Managing Director

Accepted and Agreed to as of the date first written above:

PITNEY BOWES INC. By: Name: Stanley J. Sutula III Title: Executive Vice President and Chief Financial Officer	PITNEY BOWES INC. By: Name: Debbie D. Salce Title: Vice President and Treasurer

EXHIBIT A

DEFINITIONS

Agreement: This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Applicable Rate: For any day, the applicable rate per annum set forth below based upon the applicable Moody's Rating and/or Standard & Poor's Rating, on such date:

Standard & Poor's/Moody's Rating (each a "Category")	Applicable Rate
Category 1 Baa3 / BBB-	1.125%
Category 2 Ba1 / BB+	1.375%
Category 3 Lower than Ba1 / BB+ or unrated	1.625%

For purposes of the foregoing, (i) if either Moody's or Standard & Poor's shall not have in effect a Moody's Rating or a Standard & Poor's Rating, as the case may be (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based upon the remaining rating, (ii) if the Moody's Rating and the Standard & Poor's Rating shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case, the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and (iii) if the Moody's Rating and the Standard & Poor's Rating established or deemed to have been established by Moody's and Standard & Poor's, respectively, shall be changed (other than as a result of a change in the rating system of Moody's or Standard & Poor's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or Standard & Poor's shall change, or if either such rating agency shall cease to be in the business of

providing corporate debt ratings, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Base Rate: For any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate," and (c) the Eurodollar Rate for the offering of Dollar deposits for a one month Interest Period commencing on such day plus 1.00%. For purposes of clause (c) of the immediately preceding sentence, such Eurodollar Rate shall be determined by the Lender based upon rates on the applicable Reuters screen page (currently page LIBOR01) and otherwise in accordance with the definition of Eurodollar Rate, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, such Screen Rate for such day shall be the rate determined by the Lender pursuant to the preceding clause (i) for the most recent Business Day preceding such day. The Lender's prime rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: The portion of the Loan bearing interest based on the Base Rate.

Breakage Costs: An amount as shall be sufficient (in the reasonable opinion of the Lender) to compensate the Lender for any loss, cost or expense incurred by the Lender (including any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or

convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The Lender shall set forth in reasonable detail the amount payable to the Lender hereunder as to its costs of funds, losses and expenses incurred.

Business Day:	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York where the Lender's lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
Closing Date:	The date that all conditions precedent contained in Paragraph 2(a) are satisfied.
Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.
Dollar or $:	The lawful currency of the United States of America.
Eurodollar Rate:	For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lender and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the Eurocurrency Rate, determined as provided above, would otherwise be less than zero, then the Eurocurrency Rate shall be deemed to be zero for all purposes.
Eurodollar Rate Loan:	The portion of the Loan bearing interest based on the Eurodollar Rate.

Event of Default: Has the meaning set forth in Paragraph 5.

Federal Funds Rate: For any day, shall mean the rate calculated by the Federal Reserve Bank of New York (the "NYFRB") based on such day's federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

Incorporated Agreement: The Credit Agreement dated as of January 6, 2015, as amended by the First Amendment dated as of May 31, 2017 and as further amended by the Second Amendment dated on or about September 1, 2017, among the Borrower, each subsidiary borrower party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto. This Agreement shall not incorporate by reference any amendment, amendment and restatement or other modification to or of the Incorporated Agreement occurring or effective after the amendments referenced in the preceding sentence.

Interest Period: For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two or three months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the earlier of (A) Maturity Date and (B) the date all lending commitment of the Lender is terminated in accordance with this Agreement.

Loan Documents:	This Agreement and any fee letter delivered in connection with this Agreement.
Material Adverse Effect:	Means a material adverse change in, or a material adverse effect upon, (a) the business, assets, results of operation or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, (d) the rights and remedies of the Lender hereunder and under the other Loan Documents, or (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith.
Maturity Date:	August 29, 2018, or such later date as extended pursuant to Section 1(g), provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day
Person:	Any natural person, corporation, limited liability company, trust, joint venture, voluntary association, company, partnership, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).
Subsidiary:	Any corporation or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other securities or other ownership interests entitled to vote in the election of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower and one or more of the Borrower's Subsidiaries.

EXHIBIT B

NOTICE OF BORROWING

[DATE]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
New York Branch
1251 Avenue of the Americas
New York, NY 10020-1104

Attn: Katherine Hansell, khansell@us.mufg.jp, (212) 782-6445 (fax)
[Steven Williams, StWilliams@us.mufg.jp, (201) 369-2149 (fax)]

Ladies and Gentlemen:

Reference is made to the Term Loan Facility Agreement dated as of August 30, 2017 (the "Agreement") by and between Pitney Bowes Inc. (the "Borrower") and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (the "Lender"), acting through its New York branch. Unless otherwise defined herein, terms defined in the Agreement shall have the same meaning in this notice of borrowing.

The Borrower hereby requests the Lender to make the Loan to the Borrower in the principal amount of $150,000,000 on August [--], 2017 (the "Disbursement Date") under the Agreement, as follows:

TYPE OF LOAN: [Eurodollar Rate Loan]
INTEREST PERIOD: [one, two or three months]

The Borrower undertakes to indemnify the Bank for any Breakage Costs should the Loan not be made as provided in the Agreement.

The Borrower hereby instructs the Lender to credit to the account No. [_____] with [_____], New York Branch, ABA No. [_____], Attn.: [_____], the Loan on the Disbursement Date, by [1:00 p.m.] New York time.

Sincerely yours,

PITNEY BOWES INC.

By: ______________________________
Name: ______________________________
Title: ______________________________